Exhibit 4.12

Education Program Cooperation Agreement between

CIBT School of Business & Technology

And

Truenet Media Group Ltd. DBA National Cambridge College

This Agreement shall be signed by CIBT School of Business & Technology and Truenet Media Group Ltd under the principles of honesty, trust and mutual development. Details of the Agreement are as follows:

1. Cooperation Parties:

1-1 Party A: CIBT School of Business & Technology

Address: 1200-777 W. Broadway

Telephone: 604-8719909

Legal Representative: Toby Yam-Chung Chu, President & CEO

1-2 Party B: Truenet Media Group Ltd DBA National Cambridge College

Address: 1307-20 5th Floor Kyungil Building, Seochodong, Seochogu, Seoul, South Korea

Telephone: 02-535-7246, 02-6207-8778

Legal Representative: David E. Kang, President & CEO

2. Cooperative Organization:

2-1 Name: CIBT International Education Center 2-2 Location: National Cambridge College campus.

2-3 CIBT International Education Center (the Center) is a cooperative educational institution established by both Party A and Party B. The Center shall have no independent legal entity. The Center's vision and strategy shall be in line with that of Party A and Party B.

3. Cooperation Principle and Objective:

3-1 Principle: Party A and Party B shall introduce innovative education ideas and management models, widen education scope and improve education quality. Both Parties shall train talents in applied technology of high demand in the market. Proposed program is : International Foundation Program (IFP). Programs are subject to change according to market demand.

3-2 Objective:

3-2-1 To build an international education centre and provide students with first-class international studying environment by introducing Party A's programs and investment.

3-2-2 To introduce advanced educational resources through Party A, including a number of international core programs and international instructors from well established foreign institutions, develop foreign teaching activities in China and vigorously improve Party B's level of teaching.

3-2-3 To provide students with interactive teaching by foreign teachers using advanced video conference teaching system invested by Party A.

3-2-4 Party A shall introduce qualified foreign instructors from popular educational fields to teach in South Korea, increase the percentage of courses taught by foreign instructors and improve quality of teaching in the Center.

3-2-5 To provide students with comprehensive services in overseas study and job placement through collaborating with Party A's network in Korea, China, Canada, U.S.A, Australia, Switzerland, U.K., Netherlands, Philippines, Thailand, Vietnam and other countries.

4. Cooperation Procedures and Investments

4-1 Cooperation Procedures: 4-1-1 Sign a cooperation agreement;

4-1-2 Determine cooperation programs and start recruiting preparation;

4-1-3 Party B shall provide classrooms and other basic facilities. Party A shall provide video conference equipment for the center and retain ownership of the video conference equipment. 4-1-4 CIBT International Education Center officially operates; students start classes.

4-2 Investment:

4-2-1 According to the teaching requirements of the Center, Party A will provide video conference equipment, foreign teachers for selected courses, foreign programs, certain administrative personnel. Party A may consider increasing the amount of investment based on the Center's operation growth.

4-2-2 Party B shall provide an adequate teaching area and basic teaching facilities (Party B shall also provide cables and set up internet connection with band width no less than 10 MB) including 2 classrooms with a capacity of 40 students and an office with a capacity of at least 4 people. Party B will increase the classroom and office area as the cooperation programs expand.

4-2-3 Party A and Party B shall each have the ownership of their own capital assets. The center programs shall have the right to use the capital assets of Party A and Party B.

5. Rights and Responsibilities

5-1 Party A:

5-1-1 Party A will license Party B to use Party A's brand name, courses and management system according to a separate licensing agreement;

5-1-2 Party A has priority in using the classroom when classes and activities are running at the Center. Exact timetable shall be determined by Party A and Party B's staff members from the Center;

5-1-3 Party A shall provide video conference system;

5-1-4 Party A is responsible for establishing financial management system for the Center;

5-1-5 Party A is responsible for course curriculum and teaching delivery for the cooperation programs;

5-1-6 Party A shall provide training to program related management personnel.

5-2 Party B:

5-2-1 Party B shall provide an adequate teaching area and basic teaching facilities (Party B shall also provide cables and set up internet connection with band width no less than 10 MB) including 2 classrooms with a capacity of 40 students and an office with a capacity of at least 4 people. Party B will increase the classroom and office area as the cooperation programs expand. Party B shall also provide apartments for rent by foreign instructors according to program needs.

5-2-2 Party B is responsible for providing cables, setting up Internet connection, power connection and other accessories supporting the multi-media classroom (safety and construction environment) and maintenance;

5-2-3 Party B shall coordinate with relevant government departments and other organizations and obtain permissions from relevant government authorities to establish the Center and operation the cooperation programs;

5-2-4 Party B is responsible for recruiting, organizing entrance exams, student admissions, student registration, student management, logistic support and security of the students and facilities.

5-2-5 Party B is responsible for granting qualified graduates corresponding joint certificates;

5-2-6 Party B shall assist in students' visa application for relevant overseas study programs, including application material preparation, visa application preparation, etc;

5-2-7 Party B is responsible for the marketing and promotion operation of the Center program and shall try to accomplish recruiting plan set and agreed by both parties.

5-3 Both parties agree on:

5-3-1 Neither of the parties may rent or sublet the multi-media classroom to a third party without permission from the other party;

5-3-2 In principle, the multi-media classroom shall only be used for the cooperation programs by Party A and Party B.

6. Financial Management and Plan:

6-1 Independent financial management system will be established for the cooperation program. Party A is responsible to construct the financial management system for the Center and collect relevant fees.

6-2 Party A will receive 65 % of the program tuition revenue to cover the costs of teaching and other operations for the joint program in the Center; Party B will receive 35 % of the tuition revenue to cover the costs of facility, marketing/promotion and registration operation of the joint program in the Center; Party B will collect the program tuition fees first and pay the amount due to Party A within 15 working days after the receipt of the tuition fees; the tuition revenue here is defined as net tuition revenue excluding agency fee and student discount.

6-3 Party A and Party B shall share the payment of any related tax expenses in proportion with their incomes.

6-4 The tuition fee standard of the cooperation programs shall be determined according to the costs of running the programs, as well as government pricing guidelines, marketing factors and consumer price index.

7. Terms on Breach of Agreement

7-1 In case of breach of this agreement by any party during the term of this agreement, the party that has caused the breach of agreement shall be responsible for making compensations to the party that has suffered losses as a result from the breach according to relevant laws and regulations.

7-2 In case the classroom and other center facilities and teaching support provided by Party B fail to function for the center program operation, Party B shall be responsible for the losses caused by such failure.

7-3 Both parties agree that in case of law suits, the party that has caused the breach of agreement shall bear all legal expenses for both parties.

8. Governing Law

The establishment, effectiveness, interpretation, compliance and arbitration of this agreement shall be governed under the relevant laws of Canada.

9. Terms of agreement, Amendment, Change, Renewal and Termination:

9-1 This Agreement shall be effective from the day on which it is signed and sealed by both Party A and Party B. It is valid for 5 years until June 30, 2014 .

9-2 Party A and Party B may make amendment of this Agreement on issues not covered here after discussion. The amendment shall not be effective until both parties reach a written agreement.

9-3 Party A and Party B may hold discussions 6 months prior to the expiry date of this Agreement to determine whether to terminate or extend the cooperative terms of this Agreement.

9-4 Each party may terminate this agreement with or without cause with six months of advance written notice, subject to complying with teaching out all existing students.

9-5 Party A and Party B shall follow the plans below upon termination:

9-5-1 Party A has the right to collect all facilities invested by Party A including furniture, computers equipment and instruments, etc.

9-5-2 Party B has the right to collect the classroom, office, and the access right to the facilities.

9-5-3 Both parties shall make appropriate arrangements for enrolled students and deal with related issues.

10. Risk Terms:

10-1 Party A and Party B may terminate this Agreement as a result of uncontrollable factors such as earthquakes, floods, fires, wars, social convulsions and riots; if it is impossible unnecessary to continue carrying out this Agreement it may be terminated.

10-2 Party A and Party B shall not take any responsibilities for the damages or losses as a result of the uncontrollable factors; discussions about the termination and post-termination issues might be held in a fair way.

There are two original copies of this Agreement that have the same binding power, one for each party.

Party A: CIBT School of Business & Technology	Party B: Truenet Media Group Ltd
DBA National Cambridge College

Signature: "signed" (on behalf of Toby)	Signature: /s/ David E. Kang
Toby Yam-Chung Chu, President & CEO	David E. Kang, President & CEO

Date: June 4, 2009	Date: June 4, 2009